Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES CONTINUED SALES GROWTH IN Q2 OF FISCAL 2007

MIDDLEFIELD, CT, JANUARY 25, 2007 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $44.7 million and net earnings of $3.7 million, or $0.20 per diluted share, for the second quarter of fiscal 2007 as compared with net sales of $43.6 million and net earnings of $3.7 million, or $0.20 per diluted share, for the second quarter of fiscal 2006. Net sales, excluding development services, rose 13%, or $5.1 million, to $43.1 million in the second quarter of fiscal 2007 from $38.0 million in the prior year period. This increase in net sales of products more than offset anticipated declines in development services revenue and was driven by sales from both the Company’s Optics and Metrology Divisions. In conjunction with the management changes previously announced, the Company will report its segments based on its Metrology and Optics Divisions.

For the first six months of fiscal 2007, the Company recorded net sales of $85.8 million and net earnings of $7.4 million, or $0.40 per diluted share, as compared with net sales of $77.9 million and net earnings of $5.9 million, or $0.32 per diluted share, from the prior year period. Net sales, excluding development services, rose 20%, or $13.6 million, to $81.9 million in the first half of fiscal 2007 as compared with the prior year period.

Orders for the second quarter of fiscal 2007 were $49.7 million, resulting in a book-to-bill of 1.11. The Metrology Division accounted for 74% of the orders received, with the Optics Division accounting for the remaining 26%. This increased the Company’s backlog to a record $92.4 million. Stage metrology lithography orders, which were significantly higher in the first two quarters of fiscal 2007 as compared with the first two quarters of fiscal 2006, contributed to the record backlog. For fiscal 2007, the Company expects these lithography orders to be $45-$50 million, similar to stage metrology lithography orders in fiscal 2006.

Bruce Robinson, ZYGO’s Chairman and CEO stated, “I am very pleased with the second quarter and first half performance of the Company. We continued to experience sales and earnings growth, even as we increased investment in our semiconductor initiatives and core technologies.”

Significant achievements accomplished during the quarter included:

  A gross profit of 44%, significantly above our gross profit for Q2 of fiscal 2006 of 39% and our targeted goal of 40%.
  An order from a second customer for our in-line semiconductor tool.
  A strengthening of our management team with the addition of Jim Northup and John Stack as Presidents of our two divisions, Metrology and Optics, respectively.
  Two new product introductions, the NewView ™ 600 and VeriFire Asphere ™.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the second quarter of fiscal 2007 will be held at 6 PM Eastern Standard Time on January 25, 2007 and can be accessed by dialing 800-732-9509. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2006.

     Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended

	December 31,		December 31,

	2006	2005	2006	2005

Net sales
Products	$43,088	$37,997	$81,909	$68,365
Development services	1,594	5,611	3,880	9,572

	44,682	43,608	85,789	77,937

Cost of goods sold
Products	23,708	22,367	45,451	40,638
Development services	1,207	4,049	2,780	6,954

	24,915	26,416	48,231	47,592

Gross profit	19,767	17,192	37,558	30,345

Selling, general, and administrative expenses	8,733	8,159	16,258	14,527
Research, development, and engineering expenses	5,461	3,428	10,585	6,968

Operating profit	5,573	5,605	10,715	8,850

Other income
Interest income	703	411	1,428	828
Miscellaneous income (expense), net	(15)	84	30	207

Total other income	688	495	1,458	1,035

Earnings before income taxes
and minority interest	6,261	6,100	12,173	9,885

Income taxes	(2,191)	(2,060)	(4,260)	(3,502)
Minority interest	(356)	(360)	(547)	(510)

Net earnings	$3,714	$3,680	$7,366	$5,873

Basic - Earnings per share	$0.20	$0.20	$0.41	$0.33

Diluted - Earnings per share	$0.20	$0.20	$0.40	$0.32

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	December 31, 2006	June 30, 2006

Assets
Current assets:
Cash and cash equivalents	$18,980	$20,318
Marketable securities	26,106	21,415
Receivables, net	30,272	33,759
Inventories	44,300	38,082
Prepaid expenses	2,312	2,106
Deferred income taxes	12,105	11,959

Total current assets	134,075	127,639

Marketable securities	20,811	23,743
Property, plant, and equipment, net	34,325	32,631
Deferred income taxes	12,313	15,433
Intangible assets, net	6,016	5,925
Other assets	616	812

Total assets	$208,156	$206,183

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$10,803	$13,987
Accrued expenses	25,126	29,734
Income taxes payable	1,978	2,004

Total current liabilities	37,907	45,725

Other long-term liabilities	496	101
Minority interest	1,967	1,419
Stockholders' equity	167,786	158,938

Total liabilities and stockholders' equity	$208,156	$206,183